                                                                   EXHIBIT 10.16








                            STOCK PURCHASE AGREEMENT

                            DATED FEBRUARY 27, 1998,
                      AND EFFECTIVE AS OF FEBRUARY 1, 1998,

                                  BY AND AMONG

                         ABR INFORMATION SERVICES, INC.,
                             A FLORIDA CORPORATION,

                       MATTHEWS, MALONE & ASSOCIATES, LTD.
                             AN ARIZONA CORPORATION,

                                       AND

                               STEVEN R. MATTHEWS,
                              MICHAEL J. MALONE AND
                                   ALAN GOLD,
                                 AS SHAREHOLDERS

                            STOCK PURCHASE AGREEMENT
                                TABLE OF CONTENTS

1.       PURCHASE AND SALE OF SHARES.........................................  1

2.       PURCHASE PRICE - PAYMENT............................................  1
         2.1.     Purchase Price.............................................  1
         2.2.     Payment of Purchase Price..................................  4

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
         COMPANY AND SHAREHOLDERS............................................  6
         3.1.     Corporate..................................................  6
         3.2.     Shareholders...............................................  8
         3.3.     No Violation...............................................  8
         3.4.     Financial Statements.......................................  8
         3.5.     Tax Matters................................................  9
         3.6.     Accounts Receivable........................................ 10
         3.7.     Absence of Certain Changes................................. 10
         3.8.     Absence of Undisclosed Liabilities......................... 12
         3.9.     No Litigation.............................................. 12
         3.10.    Compliance With Laws and Orders............................ 13
         3.11.    Title to and Condition of Properties....................... 15
         3.12.    Insurance.................................................. 16
         3.13.    Contracts and Commitments.................................. 18
         3.14.    Labor Matters.............................................. 19
         3.15.    Employee Benefit Plans..................................... 20
         3.16.    Employment Matters......................................... 24
         3.17.    Trade Rights............................................... 25
         3.18.    Major Customers and Suppliers.............................. 26
         3.19.    Service Warranty and Liability............................. 26
         3.20.    Bank Accounts.............................................. 27
         3.21.    Affiliates' Relationships to Company....................... 27
         3.22.    Assets Necessary to Business............................... 27
         3.23.    No Brokers or Finders...................................... 27
         3.24.    Year 2000 Compliance....................................... 27
         3.25     Systems Performance........................................ 28
         3.26.    Disclosure................................................. 29

4.       REPRESENTATIONS AND WARRANTIES OF BUYER............................. 29
         4.1.     Corporate.................................................. 29
         4.2.     Authority.................................................. 29
         4.3.     No Brokers or Finders...................................... 30
         4.4.     Disclosure................................................. 30
         4.5.     Investment Intent.......................................... 30

5.       COVENANTS........................................................... 30
         5.1.     Employment and Noncompetition Agreements;
                  Consulting Agreement....................................... 30
         5.2.     Noncompetition; Confidentiality............................ 30
         5.3.     General Releases........................................... 32
         5.4.     Credited Service........................................... 32
         5.5.     Capital Contribution....................................... 32

6.       INDEMNIFICATION..................................................... 32
         6.1.     By Shareholders............................................ 32
         6.2.     By Buyer................................................... 33
         6.3.     Indemnification of Third-Party Claims...................... 33
         6.4.     Payment.................................................... 34
         6.5.     Limitations on Indemnification............................. 35
         6.6.     No Waiver.................................................. 36

7.       CLOSING............................................................. 36
         7.1.     Documents to be Delivered by Company and
                  Shareholders............................................... 36
         7.2.     Documents to be Delivered by Buyer......................... 38
         7.3.     Delivery of Buyer Loan..................................... 38

8.       TERMINATION......................................................... 39

9.       RESOLUTION OF DISPUTES.............................................. 39
         9.1.     Arbitration................................................ 39
         9.2.     Arbitrators................................................ 39
         9.3.     Procedures; No Appeal...................................... 40
         9.4.     Authority.................................................. 40
         9.5.     Entry of Judgment.......................................... 40
         9.6.     Confidentiality............................................ 40
         9.7.     Continued Performance...................................... 40
         9.8.     Tolling.................................................... 40

10.      MISCELLANEOUS....................................................... 40
         10.1.    Disclosure Schedule........................................ 40
         10.2.    Further Assurance.......................................... 41
         10.3.    Disclosures and Announcements.............................. 41
         10.4.    Assignment; Parties in Interest............................ 41
         10.5.    Law Governing Agreement.................................... 42
         10.6.    Amendment and Modification................................. 42
         10.7.    Notice..................................................... 42
         10.8.    Expenses................................................... 44
         10.9.    Entire Agreement........................................... 44
         10.10.   Counterparts; Facsimile Signatures......................... 44
         10.11.   Headings................................................... 45
         10.12.   Glossary of Terms.......................................... 45

                               DISCLOSURE SCHEDULE


Schedule 3.1.(c)           -        Foreign Corporation Qualification
Schedule 3.1.(e)           -        Directors and Officers of the Company
Schedule 3.1.(f)           -        Shareholder List
Schedule 3.3               -        Violation, Conflict, Default
Schedule 3.4               -        Financial Statements
Schedule 3.5.(b)           -        Tax Returns (Exceptions to
                                    Representations)
Schedule 3.5.(c)           -        Tax Audits
Schedule 3.5.(e)           -        Tax, Other
Schedule 3.6               -        Accounts Receivable (Aged Schedule)
Schedule 3.7               -        Certain Changes
Schedule 3.8               -        Off-Balance Sheet Liabilities
Schedule 3.9               -        Litigation Matters
Schedule 3.10.(a)          -        Non-Compliance with Laws
Schedule 3.10.(b)          -        Licenses and Permits
Schedule 3.10.(c)          -        Environmental Matters (Exceptions
                                    to Representations)
Schedule 3.11              -        Liens
Schedule 3.11.(c)          -        Real Property
Schedule 3.12              -        Insurance
Schedule 3.13.(b)          -        Personal Property Leases
Schedule 3.13.(d)          -        Significant Sales Commitments
Schedule 3.13.(g)          -        Collective Bargaining Agreements
Schedule 3.13.(h)          -        Loan Agreements, etc.
Schedule 3.13.(i)          -        Guarantees
Schedule 3.13.(l)          -        Material Contracts
Schedule 3.14              -        Labor Matters
Schedule 3.15.(a)          -        Employee Plans/Agreements
Schedule 3.16              -        Employment Compensation
Schedule 3.17              -        Trade Rights
Schedule 3.18.(a)          -        Major Customers
Schedule 3.18.(b)          -        Major Suppliers
Schedule 3.18.(c)          -        Sales Representatives
Schedule 3.19              -        Service Warranty, Warranty Expense
                                    and Liability Claims
Schedule 3.20              -        Bank Accounts
Schedule 3.21.(a)          -        Contracts with Affiliates
Schedule 3.21.(c)          -        Obligations of and to Affiliates
Schedule 3.24              -        Year 2000 Noncompliance

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated February 27, 1998, and effective as of February 1, 1998, by and among ABR Information Services, Inc., a Florida corporation ("Buyer"), Matthews, Malone & Associates, Ltd., an Arizona corporation ("Company"), and Steven R. Matthews, Michael J. Malone and Alan Gold (individually "Shareholder" and together the "Shareholders").


                                    RECITALS

                  1. Company is engaged in the business of providing qualified and non-qualified pension administration services and flexible spending account administration services to third parties (the "MMA Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

                  2. Company's facilities consist solely of leased offices at 5050 North 40th Street, Phoenix, Arizona 85018 (the "Facilities").

                  3. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE AND SALE OF SHARES

         Subject to the terms and conditions of this Agreement, effective as of the Effective Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all of the Shares.

2.       PURCHASE PRICE - PAYMENT

         2.1.     Purchase Price.

                  2.1.(a) Amount. The aggregate purchase price (the "Purchase Price") payable for the Shares shall be the sum of (a) TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($2,900,000), payable to the Shareholders as hereinafter provided, and (b) a contingent payment (the "Contingent Payment") based on the MMA Business' net earnings before income taxes ("EBIT") for the twelve-month period commencing as of the Effective Date (the "Contingent Payment Period"), payable one-half (1/2) to Steven R. Matthews and one-half (1/2) to Michael J. Malone.

                  2.1.(b) Calculation of Contingent Payment. The Contingent Payment shall equal (i) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), in the event the MMA Business' EBIT for the Contingent Payment Period equals or exceeds $500,000 and is less than $900,000, or (ii) FIVE HUNDRED THOUSAND DOLLARS ($500,000), in the event the MMA Business' EBIT for the Contingent Payment Period equals or exceeds $900,000. No Contingent Payment shall be due or payable in the event the MMA Business' EBIT for the Contingent Payment Period is less than $500,000. The Contingent Payment shall be paid by Buyer to Shareholders as follows: 50% to Steven R. Matthews, 50% to Michael J. Malone, and 0% to Alan Gold.

                  2.1.(c) Calculation of EBIT. The calculation of the MMA Business' EBIT for the Contingent Payment Period shall include revenue received from qualified and non-qualified pension and existing flexible spending account administration services but shall not include revenue received from COBRA administration services or other services not performed by Company as of the date hereof but offered by Buyer or any of its subsidiaries or affiliates. Except as expressly provided herein, the calculation of EBIT shall be made in accordance with generally accepted accounting principles applied on a consistent basis, subject to the following adjustments:

                           (i) Any depreciation or amortization adjustments resulting solely from the transactions contemplated by this Agreement shall not be included for purposes of calculating EBIT for the Contingent Payment Period.

                           (ii) Notwithstanding Company's actual expenses for the Contingent Payment Period relating to items and functions (such as property and casualty insurance, errors and omissions insurance, health and welfare programs and human resource functions) that Company and Buyer mutually agree shall be provided by Buyer or another subsidiary thereof, Company shall accrue as an expense for purposes of calculating EBIT for the Contingent Payment Period the same dollar amount as it accrued in the twelve months preceding the Effective Date with respect to such items and functions.

                           (iii) To the extent that any employee of Company shall be required to travel, at Buyer's request, to any of Buyer's offices outside of Arizona, Buyer shall make and pay for directly all necessary travel and lodging arrangements.

                           (iv) The calculation of EBIT for the Contingent Payment Period shall not exclude any expense item (or series of related items) relating to personnel matters or exceeding $10,000 annually, unless such exclusion has been preapproved in writing by Buyer.

                           (v) Company shall review with Buyer on a monthly basis any and all expense items Company intends to exclude for purposes of calculating EBIT for the Contingent Payment Period.

                           (vi) In calculating EBIT for the Contingent Payment Period, the first $1,000 per month of otherwise excludable miscellaneous general and administrative expenses (other than agreed upon personnel costs) shall be included in making such calculation.

                           (vii) In the event Buyer (or any subsidiary thereof) generates new qualified and non-qualified pension administration services business (but excluding new flexible spending account business) for Company during the Contingent Payment Period, and/or Company generates new COBRA administration services business (or other new business for similar administrative services not performed by Company as of the date hereof), Buyer and Company agree to make a reasonable allocation of sales and other reasonable costs associated with obtaining such new business for purposes of calculating Company's EBIT for the Contingent Payment Period.

                           (viii) The imputed interest expense on the Buyer Loan (as hereinafter defined) shall be included in the calculation of EBIT for the Contingent Payment Period.

                           (ix) The reasonable accounting fees and other fees and expenses incurred by the Company in connection with the preparation of the audited financial statements of the Company as set forth in Section 3.4 below, and the reasonable legal fees and expenses incurred by Company in connection with the transactions contemplated hereby, shall be borne by Company, but shall not be included for purposes of calculating EBIT for the Contingent Payment Period.

                  2.1.(d) Buyer Loan. Buyer agrees to loan to Company on the Closing Date the sum of (i) $176,361.11 plus (ii) the amount necessary to provide Company with available cash as of the Closing Date of $50,000. The loan described in this Section 2.1(d) is referred to herein as the "Buyer Loan." The proceeds of the Buyer Loan shall be used by Company solely to pay off in full at the Closing Company's obligations under its revolving line of credit loan and variable rate single pay loan with Biltmore Investors Bank, N.A. and to provide Company with available cash immediately following Closing of $50,000. The Buyer Loan shall be repaid in full by Company to Buyer during the Contingent Payment Period. To the extent it is repaid after such time, the unpaid principal balance as of the end of the Contingent Payment Period shall be charged in full against EBIT for the Contingent Payment Period.

                  2.1.(e) Interest on Buyer Loan. The calculation of Company's EBIT for the Contingent Payment Period shall include an imputed interest expense to Company equal to interest calculated on the outstanding principal balance of the Buyer Loan which remains unpaid from time to time, at the rate announced from time to time by NationsBank, N.A. (or its successor) as its prime rate. Interest on the Buyer Loan calculated under this Section 2.1(e) shall commence on the date the Buyer Loan is made to the Company and continue until the Buyer Loan is repaid in full.

         2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                  2.2.(a) Cash to Shareholders. At the Closing, Buyer shall deliver to the Shareholders the sum of Two Million Three Hundred Twenty Thousand Dollars ($2,320,000), to be allocated among the Shareholders as follows: Six Hundred Seventy-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($676,666.67) to Steven R. Matthews; Six Hundred Seventy-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($676,666.67) to Michael J. Malone; and Nine Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($966,666.66) to Alan Gold.

                  2.2.(b)  Purchase Price Holdback.

                           (i)      Subject to the terms and conditions of this
                  Section 2.2(b), Buyer is withholding payment of a portion of the Purchase Price equal to Five Hundred Eighty Thousand Dollars ($580,000) (the "Holdback Amount") in order to secure the indemnification obligations of Company and Shareholders under this Agreement. For purposes hereof, "Holdback Period" shall mean the period commencing on the date hereof and ending four (4) months from the date hereof, subject to extension as hereinafter provided.

                           (ii) If, prior to the expiration of the Holdback Period, Buyer determines to assert a claim for indemnification under Article 6 of this Agreement, then Buyer shall give each of Steven R. Matthews and Michael J. Malone written notice of such claim (for purposes of this Section 2.2(c), a "Claim Notice"), specifying in reasonable detail the basis therefor and the amount and calculation thereof. If Steven R. Matthews and Michael J. Malone do not deliver to Buyer a joint written notice of an objection to the claim for indemnification within twenty (20) days after receipt of the Claim Notice relating thereto, Buyer shall be entitled to offset the dollar amount of its claim (as set forth in the Claim Notice) against the Holdback Amount. If Steven R. Matthews and Michael J. Malone shall timely deliver to Buyer such joint written notice of objection, then Buyer shall not be entitled to an offset against the Holdback Amount with respect to the claim set forth in the Claim Notice until: (x) Buyer, Steven R. Matthews and Michael J. Malone have executed joint written instructions referring to such Claim Notice and directing Buyer to make an offset against the Holdback Amount; or (y) Buyer has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such claim for indemnification; whereupon Buyer shall offset against the Holdback Amount such amount as provided therein.

                           (iii) If Buyer has not delivered a Claim Notice to each of Steven R. Matthews and Michael J. Malone prior to the expiration of the Holdback Period, or if any and all Claim Notices delivered to each of Steven R. Matthews and Michael J. Malone during the Holdback Period have been resolved pursuant to subsection (ii) above, then Buyer shall deliver to Steven
                  R. Matthews and Michael J. Malone the portion of the Holdback Amount equal to (x) $580,000, less (y) any amounts offset by Buyer as provided herein, plus (z) any interest earned with respect to such amount at an imputed rate of 5.25% per annum. Buyer shall deliver such amount, one-half (1/2) to Steven R. Matthews and one-half (1/2) to Michael J. Malone, promptly after the expiration of the Holdback Period, unless one or more Claim Notice(s) have not been finally resolved pursuant to subsection (ii) above, in which case Buyer shall retain such disputed amount(s) as calculated pursuant to Section 2.2.(b)(ii) above until: (a) Buyer, Steven R. Matthews and Michael J. Malone have executed joint written instructions referring to such Claim Notice(s) and directing Buyer as to the disbursement of the remainder of the Holdback Amount; or
                  (b) Buyer has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such Claim Notice(s); whereupon Buyer shall disburse the remainder of the Holdback Amount as provided therein.

                  2.2.(c) Contingent Payment. The initial calculation of the Contingent Payment shall be made by Buyer, which shall deliver its calculation within thirty (30) days following the first anniversary of the Effective Date to each of Steven R. Matthews and Michael J. Malone for their review and comment. If Buyer, Steven R. Matthews and Michael
         J. Malone are able to agree in writing upon the amount of the Continent Payment within fifteen (15) days following delivery of the initial calculation to each of Steven R. Matthews and Michael J. Malone, then Buyer shall pay such amount. Such payment of the Contingent Payment, if any, shall be made, one-half (1/2) to Steven R. Matthews and one-half (1/2) to Michael J. Malone, within sixty (60) days following the first anniversary of the Effective Date. In the event Buyer, Steven R. Matthews and Michael J. Malone cannot agree on the amount of the Contingent Payment within sixty (60) days following the first anniversary of the Effective Date, then the determination of the Contingent Payment shall be submitted to binding arbitration in accordance with Article 9 of this Agreement.

                  2.2.(d)  Method of Cash Payment. All payments under this
         Section 2.2 shall be made in the form of a bank check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.


3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND
         SHAREHOLDERS

         Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which was true and correct on the Effective Date (other than Section 3.2(b)), remains true as of the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. Regardless of the foregoing, the representations and warranties set forth in Section 3.2 are made severally by each Shareholder, with respect to such Shareholder only.

         3.1.     Corporate.

                  3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

                  3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

                  3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

                  3.1.(d) Subsidiaries. Company does not own any interest in any corporation, partnership or other entity.

                  3.1.(e) Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in
         Schedule 3.1.(e).

                  3.1.(f) Capitalization of the Company. The authorized capital stock of the Company consists entirely of Ten Thousand (10,000) shares of common stock, par value $1.00 per share. No shares of such capital stock are issued or outstanding except for One Hundred Fifty (150) shares of common stock of the Company which are owned of record and beneficially by Shareholders in the respective numbers set forth in
         Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.2.     Shareholders.

                  3.2.(a) Power. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

                  3.2.(b) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  3.2.(c) Title. Each Shareholder has, and Buyer is receiving, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

         3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

         3.4. Financial Statements. Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of a balance sheet of Company as of December 31, 1997, and the related statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Secore & Niedzialek, P.C., independent auditors for Company for such year. The audited balance sheet of the Company as of December 31, 1997 is hereinafter referred to as the "Recent Balance Sheet." All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. In addition to the foregoing, at or before the Closing, Steven R. Matthews will make a contribution to capital of Company of $43,356 by forgiving indebtedness in such amount reflected on the Recent Balance Sheet. Company has a tangible net worth (i.e., stockholders' equity) as of the Effective Date and the Closing Date (in each case after giving effect to the foregoing contributions to capital) of a minimum of $529,510.

         3.5.     Tax Matters.

                  3.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

                  3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its six most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company (whether leased employees or otherwise).

                  3.5.(c) Tax Audits. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  3.5.(d) No Consolidated Group. Company has never been a member of an affiliated group of corporations that filed a consolidated tax return. Company does not have any liability for the taxes of any person or entity under Sections 1.1502-6 or 1.1502-78 of Title 26 of the Code of Federal Regulations (or any similar provisions of state, local or foreign income tax laws).

                  3.5.(e) Other. Except as set forth in Schedule 3.5.(e), since its incorporation Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), except as contemplated hereby, (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of
         Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

         3.6. Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and all accounts receivable accrued in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.
Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

         3.7. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7, since the date of the Recent Balance Sheet there has not been:

                  3.7.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company;

                  3.7.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting the Company, its properties or the MMA Business;

                  3.7.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee, leased employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  3.7.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

                  3.7.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  3.7.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

                  3.7.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company;

                  3.7.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

                  3.7.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

                  3.7.(j) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  3.7.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include: all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

                  3.7.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

                  3.7.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company other than those contemplated by this Agreement.

         3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.8, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in
Schedule 3.8, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

         3.9. No Litigation. Except as set forth in Schedule 3.9 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.9 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 1992. Except as set forth in Schedule

3.9, neither Company nor its business or assets is subject to any Order of any Government Entity.

         3.10.    Compliance With Laws and Orders.

                  3.10.(a) Compliance. Except as set forth in Schedule 3.10.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.10.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                           (i) The operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                           (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                           (iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  3.10.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.10.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.10.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  3.10.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.10, to the best of Shareholders' knowledge, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the best of Shareholders' knowledge, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there are no past or present (or, to the best of Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

         3.11.    Title to and Condition of Properties.

                  3.11.(a) Marketable Title. Company has good and marketable title to all of Company's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in
         Schedule 3.11 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

                  3.11.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  3.11.(c) Real Property. Schedule 3.11.(c) sets forth all real property owned, used or occupied by Company (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.11.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease.

         There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to Company's and Shareholders' knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

                  3.11.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's and Shareholders' knowledge has any such condemnation, expropriation or taking been proposed.

         3.12. Insurance. Set forth in Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, errors and omissions, electronic data processing, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, retroactive date of coverage, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party. All general liability policies maintained by or for the benefit of Company since its inception have been "occurrence" policies and not "claims made" policies.

         3.13.    Contracts and Commitments.

                  3.13.(a) Real Property Leases. Except as set forth in Schedule 3.11.(c), Company has no leases of real property.

                  3.13.(b) Personal Property Leases. Except as set forth in
         Schedule 3.13.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than three months.

                  3.13.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

                  3.13.(d) Sales Commitments. Except as set forth in Schedule 3.13.(d), Company has no sales contracts or commitments to customers which aggregate in excess of $ 25,000 to any one customer (or group of affiliated customers). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

                  3.13.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not immediately cancelable by Company without liability, penalty or premium of any nature or kind whatsoever.

                  3.13.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  3.13.(g) Collective Bargaining Agreements. Except as set forth in Schedule 3.13.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                  3.13.(h) Loan Agreements. Except as set forth in Schedule 3.13.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  3.13.(i) Guarantees. Except as disclosed on Schedule 3.13.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  3.13.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

                  3.13.(k) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  3.13.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $ 5,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.13.(l).

                  3.13.(m) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.14,
(a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company;
(d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         3.15.    Employee Benefit Plans.

                  3.15.(a) Disclosure. Schedule 3.15.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company or any persons who provide services to the Company pursuant to a leasing arrangement with a third-party lessor (collectively, the "Company Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.15.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in
         Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither the Company nor any third-party lessor through which the Company obtains employees has ever contributed nor been obligated to contribute to any such multiemployer plan.

                  3.15.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in
         Section 4205 of ERISA) by any person from any such plan, or otherwise):

                           (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (ii)     no proceeding has been initiated or
                  threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                           (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                           (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                           (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                           (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                  3.15.(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                  3.15.(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

                  3.15.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Company has no liability, actual or contingent, under Title IV of ERISA.

                  3.15.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  3.15.(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

                  3.15.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  3.15.(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                           (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                           (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                           (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                           (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

         With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this
         Section 3.15.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                  3.15.(j) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         3.16.    Employment Matters.

                  3.16.(a) Compensation. Schedule 3.16 contains a true and correct list of all persons (whether employees of Company or employees leased from third-party lessors) to whom Company is paying, directly or indirectly, compensation, including bonuses and incentives, at an annual rate in excess of Ten Thousand Dollars ($10,000) for services rendered or otherwise; and in the case of salaried persons such list identifies the current annual rate of compensation for each such person and in the case of hourly or commission persons identifies certain reasonable ranges of rates and the number of persons falling within each such range.

                  3.16.(b) Leasing Matters. With respect to any persons who provide services to the Company pursuant to a leasing arrangement between the Company and a third-party lessor:

                           (i) Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) with respect to such persons or the services rendered by such persons, or to the third-party lessor with respect to such persons or services, other than payment of the normal leasing fee charged by the third party lessor in the ordinary course of business and consistent with past practice and which will not have a material adverse effect on the business, financial condition or result of operations of Company.

                           (ii) Company is not obligated, pursuant to the terms of a written contract or other understanding, to continue to obtain services through an employee leasing arrangement with a third-party lessor, and Company may terminate any such employee leasing arrangement at any time without liability, penalty or further (including retroactive) assessments other than payment of the normal leasing fee for services performed through the termination date as charged by the third-party lessor in the ordinary course of business and consistent with past practice and which will not have a material adverse effect on the business, financial condition or result of operations of Company.

         3.17. Trade Rights. Schedule 3.17 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.17, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

         3.18.    Major Customers and Suppliers.

                  3.18.(a) Major Customers. Schedule 3.18.(a) contains a list of the twenty (20) largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on
         Schedule 3.18.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

                  3.18.(b) Major Suppliers. Schedule 3.18.(b) contains a list of the ten (10) largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on
         Schedule 3.18.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

                  3.18.(c) Sales Representatives. Schedule 3.18.(c) contains a list of all sales representatives of Company, together with true, correct and complete copies of all sales representative contracts and policy statements, and a description of all substantial modifications or exceptions.

         3.19. Service Warranty and Liability. Schedule 3.19 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Services (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the provision of such Services. Schedule 3.19 sets forth the estimated aggregate annual cost to Company of meeting warranty or liability obligations or commitments for customers for each of the five (5) preceding fiscal years. Schedule 3.19 contains a description of all liability claims and similar Litigation relating to services rendered, which are presently pending or which to Company's or any Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). The provision of such services by the Company meets and complies with all governmental laws and regulations currently in effect. As used in this Section 3.19, the term "Services" means any and all services currently or at any time previously rendered, provided or sold by Company, or by any predecessor of Company under any brand name or mark under which services are or have been rendered, provided or sold by Company.

         3.20. Bank Accounts. Schedule 3.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.21.    Affiliates' Relationships to Company.

                  3.21.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.21.(a).

                  3.21.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

                  3.21.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on
         Schedule 3.21.(c).

         3.22. Assets Necessary to Business. Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

         3.23. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.24. Year 2000 Compliance. Except as set forth in Schedule 3.24. to the best of Shareholders' knowledge: (a) the computer source codes, programs and other software of the Company (including machine readable code, printed listings of code, databases, documentation and related property and information of Company used or under development for use in the MMA Business) (collectively, "Software") accurately determine chronological dates and accurately perform all calculations, data manipulations, sorting and transmission of date data regardless of whether the date represents or references different centuries (For example, when the actual date changes from 12/31/1999 to 1/1/2000, the Software will accurately determine that 1/1/2000 is the new date and determine that an individual born in 1948 is 52 years old and not -48 [i.e., 00-48 = -48], or otherwise incorrectly perform the age calculation); (b) the Software provides that all date related user interface functionalities and data fields permit the entry of a four digit year (i.e., the years 1965, 2065 and 3065 could all be entered by the user without the need of a manual override) and such date data will result in accurate calculations, data manipulations, sorting and transmission of all data, including the date data;
(c) the entry of a date equal to or greater than 01/01/2000 into the Software will not affect any calculation that produces or uses time spans such that the results of the calculation are incorrect (i.e., such as an interest calculation); and (d) the integrity of calculations performed utilizing the Software will not be affected by date data for dates on or after 01/02/2000, and calculations using previously generated data (on or before 12/31/1999) will also maintain calculation integrity.

         3.25. Systems Performance. The Software and related systems owned or used by Company perform in accordance with the written specifications previously delivered to Buyer. The Software and related system components are capable of interconnecting and/or interfacing with each other, and they deliver the functionality needed to meet the information systems requirements of the MMA Business as they are presently conducted. No Shareholder will cause any unplanned interruption of the operations of, or accessibility to, the Software or related systems (or any system component) through any device, method or means including, without limitation, the use of any "virus," "lockup," "time bomb" or "key lock" device or program, or disabling code, which has the potential or capability of causing any unplanned interruption of the operations of, or accessibility of, the Software or related systems (or any system component) to Buyer, or any user authorized by Buyer, or which could alter, destroy or inhibit the use of the Software or related systems (or any system component), or the data contained therein (collectively, "Disabling Devices"), which could block access to or prevent the use of the Software or any system (or system component) by Buyer or any authorized user. No Shareholder has placed, nor is any Shareholder aware of, any Disabling Device on any Software or system component owned or used by Company.

         3.26. Disclosure. No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.


4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to the Shareholders, each of which was true and correct on the Effective Date (other than Section 4.2), remains true as of the Closing Date, shall be unaffected by any investigation hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

         4.1.     Corporate.

                  4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Brokers or Finders. Except for Broadview Associates LLC, neither Buyer nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         4.5. Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.


5.       COVENANTS

         5.1. Employment and Noncompetition Agreements; Consulting Agreement. Contemporaneously with the execution of this Agreement, Shareholders shall cause each of Steven R. Matthews and Michael J. Malone to execute and deliver to Company an Employment and Noncompetition Agreement, substantially in the form of Exhibit A hereto, and Alan Gold to execute and deliver to Company a Consulting Agreement, substantially in the form of Exhibit B hereto.

         5.2. Noncompetition; Confidentiality. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to
Section 5.1 hereof, each Shareholder hereby covenants and agrees as follows:

                  5.2.(a) Covenant Not to Compete. For a period of three (3) years (two (2) years in the case of Steven R. Matthews and one (1) year in the case of Alan Gold) from the Closing Date, no Shareholder will directly or indirectly:

                           (i) engage in, continue in or carry on any business which competes with Company or the MMA Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                           (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Company or Buyer (or any of its subsidiaries) in any aspect with respect to the MMA Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                           (iii) offer employment to an employee of Company or the MMA Business, without the prior written consent of Buyer; or

                           (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company or the MMA Business;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extent to and cover the following states:
         Arizona. The parties agree that a Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any subsidiary of Buyer or to any person, corporation, firm or entity that purchases all or part of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  5.2.(b) Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

                  5.2.(c) Equitable Relief for Violations. Each Shareholder agrees that the provisions and restrictions contained in this Section
         5.2 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

         5.3. General Releases. Contemporaneously with the execution of this Agreement, each Shareholder shall deliver a general release to Buyer, in substantially the form attached hereto as Exhibit C.

         5.4. Credited Service. In the event Company's employees or leased employees become eligible to participate in Buyer's 401(k) plan and health and welfare benefit programs, Buyer covenants and agrees that the persons set forth in Schedule 3.16 shall receive credit for their years of service with Company (as an employee or leased employee) with respect to such participation.

         5.5. Capital Contribution. Contemporaneously with the execution of this Agreement, Steven R. Matthews will make a contribution of capital to Company in the amount of $43,356 by forgiving indebtedness in such amount reflected on the Recent Balance Sheet.


6.       INDEMNIFICATION

         6.1.     By Shareholders. Subject to the terms and conditions of this
Article 6, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement, (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement, (c) the litigation matters referred to in Schedule 3.9, or (d) the conduct of the MMA Business or operations of the Company prior to the Closing. Regardless of the foregoing, however, breaches of representations and warranties contained in
Section 3.2 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article 6, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         6.2. By Buyer. Subject to the terms and conditions of this Article 6, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

         6.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  6.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  6.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                  6.3.(c)  Indemnified Party's Rights. Anything in this Section
         6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         6.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
Article 6 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set-off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the

Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         6.5. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

                  6.5.(a) Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of three (3) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                           (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholders or Company in or pursuant to Sections 3.1, 3.2, 3.9, 3.10, 3.12 and 3.17, and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                           (ii) Any claim or action brought for breach of any representation or warranty made by Shareholders with respect to tax or ERISA matters may be brought at any time until the underlying tax or ERISA obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                           (iii) Any claim made by a party hereunder by delivering written notice of the claim to the Indemnifying Party or Parties, by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction or by a demand for arbitration in accordance with Article 9 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                           (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                  6.5.(b)  Amount Limitations.

                           (i) Basket. Buyer, Buyer's Affiliates and Company shall not be entitled to indemnification under this
                  Article 6 for breach of representation or warranty unless the aggregate of the Shareholders' indemnification obligations to Buyer, Buyer's Affiliates and Company pursuant to this Article 6 (but for this Section 6.5.(b)) exceeds $25,000; but in such event, Buyer, Buyer's Affiliates and Company shall be entitled to indemnification in full for all breaches of representations and/or warranties.

                           (ii)     Cap. The aggregate amount of the
                  indemnification obligations of Shareholders pursuant to this
                  Article 6 shall not exceed the aggregate Purchase Price (including any Contingent Payment) as set forth in Section 2.1.; provided, further, that the aggregate indemnification obligation of a particular Shareholder pursuant to this
                  Article 6 shall not exceed the portion of the aggregate Purchase Price (including the Contingent Payment, if any) payable to such Shareholder as determined in accordance with Sections 2.1 and 2.2 hereto.

         6.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 9.2.


7.       CLOSING

         The closing of this transaction ("the Closing") shall take place contemporaneously with the execution and delivery of this agreement at the offices of Ehmann & Hiller, P.C., 2525 East Camelback Road, Tower B, Suite 720, Phoenix, Arizona, at 2:00 P.M. on February 27, 1998, or at such other hour and place as the parties hereto shall agree upon in writing. The date hereof is referred to in this Agreement as the "Closing Date". Unless otherwise indicated, the transactions contemplated hereby shall be deemed for all purposes to be effective as of February 1, 1998, which date shall be referred to herein as the "Effective Date."

         7.1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  7.1.(a) Stock Certificate(s). Stock certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached, in either case as of the Effective Date.

                  7.1.(b) Opinion of Counsel. A written opinion of Ehmann & Hiller, P.C., counsel to Company and Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit D hereto.

                  7.1.(c) Consents and Approvals. Executed originals of all approvals, consents and waivers that are required to effect the transactions contemplated hereby.

                  7.1.(d) Estoppel Certificates. An estoppel certificate or status letter from the landlord under each lease of Real Property, which estoppel certificate or status letter will certify: (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid;
         (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and
         (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease.

                  7.1.(e) Employment and Noncompetition Agreements; Consulting Agreement. The Employment and Noncompetition Agreements and Consulting Agreement referred to in Section 5.1, duly executed by the persons referred to in such Section.

                  7.1.(f) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the Shareholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  7.1.(g) Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

                  7.1.(h) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                  7.1.(i)  General Releases. The General Releases referred to in
         Section 5.3, duly executed by the persons referred to in such Section.

                  7.1.(j) Resignations. The resignations of Steven R. Matthews, Michael J. Malone and Alan Gold as officers of the Company, and Steven
         R. Matthews, Michael J. Malone and Alan Gold as directors of the Company, effective as of the Closing and in form satisfactory to Buyer's counsel.

                  7.1.(k) Affidavit. An affidavit from Company and each Shareholder in form and substance satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

                  7.1.(l) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         7.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

                  7.2.(a) Cash Purchase Price. To Shareholders, bank checks (or wire transfers) as required by Section 2.2(a) hereof.

                  7.2.(b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit E hereto.

                  7.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  7.2.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

                  7.2.(e) Other Documents. All other documents, instruments or writings required to be delivered to Company at the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

         7.3. Delivery of Buyer Loan. At the Closing, Buyer shall deliver to Company the Buyer Loan as provided in Section 2.1.(d).

8.       TERMINATION

         This Agreement may be terminated without further liability of any party at any time prior to the Closing: (a) by mutual written agreement of Buyer and all of the Shareholders; or (b) by Buyer or any Shareholder (i) if the Closing shall not have occurred by 11:59 p.m. Eastern time on the date hereof, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring at or before such time, or (ii) if any Government Entity shall have issued a final and non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.


9.       RESOLUTION OF DISPUTES

         9.1.     Arbitration.

                  9.1.(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Maricopa County, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 9. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 5.2 of this Agreement, or any covenants of confidentiality or covenants not to compete contained in any Employment and Noncompetition Agreement or Consulting Agreement delivered pursuant to Section 5.1 hereof.

                  9.1.(b) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 6 for the indemnification of a third-party claim shall be subject to arbitration under this Article 9 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 9 to the resolution of such claim.

         9.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         9.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         9.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         9.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Florida, for the purpose of confirming any such award and entering judgment thereon.

         9.6. Confidentiality. All proceedings under this Article 9 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         9.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 9 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 6.4 hereof.

         9.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 9 are pending. The parties will take such action, if any, required to effectuate such tolling.


10.      MISCELLANEOUS

         10.1. Disclosure Schedule. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         10.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         10.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of the Shareholders or Company shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the Nasdaq Stock Market ("Nasdaq") or Buyer's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or Nasdaq, or otherwise required by law.

         10.4.    Assignment; Parties in Interest.

                  10.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, (i) merge Company with and into Buyer and/or any subsidiary of Buyer, or (ii) cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

                  10.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         10.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Arizona, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         10.6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and all the Shareholders personally.

         10.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           ABR Information Services, Inc.
                           34125 U.S. Highway 19 North
                           Palm Harbor, Florida 34684-2116
                           Attention: James E. MacDougald
                                      Chairman of the Board,
                                      President and
                                      Chief Executive Officer
                           Facsimile: (813) 789-3857

                           (with a copy to)

                           Foley & Lardner
                           100 North Tampa Street, Suite 2700
                           Tampa, Florida 33602-5804
                           Attention: Todd B. Pfister
                           Facsimile: (813) 221-4210

or to such other person or address as Buyer shall furnish to Shareholders in writing.

                  (b)      If to Shareholders, to:

                           Steven R. Matthews
                           1425 West Port Au Prince
                           Phoenix, Arizona  85023
                           Facsimile: (602) 381-1632

                           Michael J. Malone
                           3639 East Orange Drive
                           Phoenix, Arizona 85018
                           Facsimile: (602) 381-1632

                           Alan Gold
                           6272 East Evans Drive
                           Scottsdale, Arizona 85254
                           Facsimile: (602) 382-1632

                           (with a copy to)

                           John F. Daniels III
                           Ehmann & Hiller, P.C.
                           Tower B, Suite 720
                           2525 East Camelback Road
                           Phoenix, Arizona 85016-4229
                           Facsimile: (602) 468-9775

or to such other person or address as any Shareholder shall furnish to Buyer and the remaining Shareholders in writing.

                  (c)      If to Company, to:

                           Matthews, Malone & Associates, Ltd.
                           5050 N. 40th Street, Suite 300
                           Phoenix, Arizona 85016
                           Attention: President
                           Facsimile: (602) 381-1632

                           (with a copy to)

                           Todd B. Pfister
                           Foley & Lardner
                           100 N. Tampa Street, Suite 2700
                           Tampa, Florida 33601-3391
                           Facsimile: (813) 229-2300

Any notice to Company given after Closing shall also be given in the same manner to Buyer.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         10.8.    Expenses.

                  10.8.(a) Brokerage. Except as to Broadview Associates LLC, which shall be compensated by Buyer, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

                  10.8.(b) Expenses to be Paid by Shareholders. Shareholders shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                  10.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  10.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 10.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         10.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         10.10. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the Ancillary Instruments may be effective upon the execution and delivery by any party of facsimile copies of signature pages hereto and thereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereto two (2) original copies to the other parties hereto.

         10.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         10.12. Glossary of Terms. The following sets forth the location of certain definitions of capitalized terms defined in the body of this Agreement:

         "Act" - Section 3.26
         "Affiliate" - Section 3.7.(k)
         "Ancillary Instruments" - Section 3.2.(a)
         "Buyer's Affiliates" - Section 6.1
         "Buyer Shares" - Section 2.2(b)
         "CERCLA" - Section 3.10.(c)
         "Claim" - Section 6.1
         "Closing" - Preamble to Article 9
         "Closing Date" - Section 7
         "Code" - Section 3.5.(e)
         "Common Stock" - Section 2.2(b)
         "Company Employees" - Section 3.15.(a)
         "Contingent Payment" - Section 2.1
         "Disclosure Schedule" - Article 10
         "Employee Plans/Agreement(s)" - Section 3.15.(a)
         "Environmental Laws" - Section 3.10.(c)
         "ERISA" - Section 3.15.(a)
         "Facilities" - Second Recital
         "Government Entities" - Section 3.3
         "Indemnified Party" - Section 6.3.(a)
         "Indemnifying Party" - Section 6.3.(a)
         "Laws" - Section 3.3
         "Lien" - Section 3.11.(a)
         "Litigation" - Section 3.9
         "Orders" - Section 3.3
         "PBGC" - Section 3.15.(b)(ii)
         "Purchase Price" - Section 2.1
         "Real Property" - Section 3.11.(c)
         "Recent Balance Sheet" - Section 3.4
         "Services" - Section 3.19
         "Settlement Date" - Section 2.2.(c)
         "Shares" - First Recital
         "Trade Rights" - Section 3.17
         "Waste" - Section 3.10.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    BUYER:

                                    ABR INFORMATION SERVICES, INC.,
                                    a Florida corporation


                                    By:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    COMPANY:

                                    MATTHEWS, MALONE & ASSOCIATES, LTD.,
                                    an Arizona corporation



                                    By:
                                         ---------------------------------------
                                         Title:
                                               ---------------------------------


                                    SHAREHOLDERS:


                                    --------------------------------------------
                                    Steven R. Matthews, Individually


                                    --------------------------------------------
                                    Michael J. Malone, Individually


                                    --------------------------------------------
                                    Alan Gold, Individually